EXHIBIT 15

May 5, 2006

ANSYS, Inc.

275 Technology Drive

Canonsburg, PA 15317

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of ANSYS, Inc. and subsidiaries for the three-month periods ended March 31, 2006 and 2005, as indicated in our report dated April 27, 2006 (May 1, 2006 as to Note 6); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, is incorporated by reference in Registration Statement Nos. 333-110728, 333-69506, and 333-08613 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania